Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 13, 2009, relating to the financial statements and the effectiveness of internal controls over financial reporting of Barrett Business Services, Inc. (the "Company"), which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

/s/Moss Adams LLP

Portland, Oregon

August 27, 2009